EXHIBIT 23.01

Williams & Webster, P.S. Certified Public Accountants & Business Consultants

Board of Directors
AmeriChip International Inc.
Detroit, Michigan

INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this registration statement of AmeriChip International Inc. on Form S-8 of our audit report dated February, 24, 2006, on the financial statements of AmeriChip International Inc. as of November 30, 2005 and 2004, of the annual Form 10-KSB of AmeriChip International Inc.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington
January 31, 2007

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com